Exhibit 1

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MURANO GLOBAL INVESTMENTS PLC
Issuer Trust’s 11.000% Senior Secured Notes due 2031
Announcement of Default on Coupon Payment Due September 12, 2025

Mexico City, Mexico — September 12, 2025

MURANO GLOBAL INVESTMENTS PLC (the ”Company”) announced today that Murano Group’s trust vehicle, CIBanco, S.A., Institución de Banca Múltiple (succeeded by Banco Multiva, S.A., Institución de Banca Múltiple, Grupo Financiero Multiva, as trustee), in its capacity as fiduciario (trustee) under the trust agreement CIB/4323 (FID/4323) (as amended, the “Issuer Trust”) has not made the scheduled interest payment due on September 12, 2025 for its US$300,000,000 aggregate principal amount of 11.000% Senior Secured Notes due 2031 (the “Notes”) issued in September 2024. The Notes are guaranteed by Murano PV, S.A. de C.V., as parent guarantor, and certain affiliates and trust vehicles of the Murano Group. The Company serves as sponsor of the Notes under a Sponsor Support and Indemnification Agreement.

If the Issuer Trust does not make the interest payment that was due on September 12, 2025 during a 30-day grace period that expires on October 12, 2025, an Event of Default will occur under the Indenture governing the Notes.

This difficult decision reflects the Company’s ongoing efforts to preserve liquidity amid continued liquidity and operational challenges.  The Company is undertaking a comprehensive program aimed at strengthening its current structure and ensuring long-term financial sustainability.  As part of this process, the Company has taken steps to establish a dialogue with its stakeholders, including an ad hoc group of Noteholders (whose holdings represent a significant majority of the aggregate principal amount of Notes outstanding) and certain of its other financial creditors, and engaged with an ad hoc group advisors in anticipation thereof.  The Company intends to negotiate and implement a comprehensive, mutually acceptable and out of court restructuring solution.

The Company confirms that it continues to meet and remains committed to meeting  its operational obligations and commitments with key suppliers and vendors, clients and commercial partners as they come due.

The Company expects to provide further details on its restructuring efforts in the near term. It remains committed to managing its financial responsibilities prudently and maintaining open, transparent communication with all its key stakeholders.

ABOUT THE COMPANY

The Company is a Mexican real estate company with extensive experience in the design, structure and delivery of large-scale hospitality and commercial projects across Mexico with an international outreach aimed at institutional real estate investors. It has a retained portfolio including the Andaz and Mondrian Hotels in Mexico City, and Grand Island Cancun I in Cancun, Mexico, currently managed by the Hyatt Group. Murano also has an in-place pipeline of projects in Baja and Cancun.

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Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements generally are identified by the words “believe, ” “project, ” “expect, ” “engage, ” “anticipate, ” “commit, ” “estimate, ” “intend, ” “strategy, ” “future, ” “fulfill, ” “opportunity, ” “preserve, ” “plan, ” “may, ” “should, ” “will, ” “would, ” “will be, ” “will continue, ” “will likely result, ” and similar expressions. Forward-looking statements are their managements’ current predictions, projections and other statements about future events that are based on current expectations and assumptions available to the Company, and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document. Forward-looking statements are not guarantees of future performance. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s registration statement on Form F-1 filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and all forward-looking statements in this document are qualified by these cautionary statements. The Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company gives no assurance that the Company will achieve its expectations. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.